Exhibit 4.19
     FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE ALLOCATED TO THE NOTE IS $907.95 AND THE ISSUE DATE IS MARCH 22, 2010.
     BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE, A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE SECURITIES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: ALION SCIENCE AND TECHNOLOGY COMPANY, 1750 TYSONS BOULEVARD, SUITE 1300, MCLEAN, VA 22102, ATTENTION: GENERAL COUNSEL.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP: [ ]
ISIN: [ ]

No.1	$ [ ]
12% Senior Secured Notes due 2014
     Alion Science and Technology Corporation, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of [     ] Dollars, or such greater or lesser amounts (including any increases in such principal amount in the form of payment in kind interest) as may from time to time be endorsed on the Schedule of Increases or Decreases in Global Security attached hereto, on November 1, 2014.
     Interest Payment Dates: May 1 and November 1, commencing on May 1, 2010.
     Record Dates: April 15 and October 15.
     Additional provisions of this Security are set forth on the other side of this Security.

Dated: [     ]

ALION SCIENCE AND TECHNOLOGY CORPORATION,

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST COMPANY as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:

Authorized Signatory

12% Senior SECURED Note Due 2014
1.	Interest
     Alion Science and Technology Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above, payable as set forth below; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue and be payable in cash on this Security (i) so long as the Company is subject to, and complies, subject to Rule 12b-25 of the Exchange Act, with, the periodic reporting requirements of the Exchange Act, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum and (ii) otherwise, at a rate of 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.00% per annum, in each case from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. The Company will pay interest semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2010. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Security plus 1.00% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
     Interest on the Securities will be payable (1) at a rate of 10.000% per annum in cash (“Cash Interest”) and (2) at a rate of 2.000% per annum by increasing the principal amount of the Securities (“PIK Interest”). PIK Interest will be payable by increasing the principal amount of the outstanding Securities by an amount equal to the amount of PIK Interest for the applicable interest period rounded up to the nearest $1.00 (a “PIK Payment”). Cash Interest and PIK Interest will be paid to Holders on a pro rata basis. Following an increase in the principal amount of the outstanding Securities as a result of a PIK Payment, the Securities will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment at the then current rate per annum at which interest accrues on the Securities. References herein to the “principal amount” of the Securities include any increase in the principal amount of the outstanding Securities as a result of a PIK Payment. On any interest payment date on which the Company pays PIK Interest with respect to a global note, the principal amount of such global note shall increase by an amount equal to the interest payable, rounded up to the nearest $1,000, to be allocated for the credit of the Holders pro rata in accordance with their interests and rounded to the nearest $1.00 in accordance with the procedures of DTC. In the event of any discrepancy between the principal amount of a global note and the corresponding principal amount maintained by DTC in accordance with DTC procedures due to differences in rounding, the Trustee is authorized to adjust the principal amount of such global note to conform with the principal amount maintained by DTC.

2.	Method of Payment
     The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the April 15 or October 15 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.	Paying Agent and Registrar
     Initially, Wilmington Trust Company, a Delaware banking corporation (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated or organized Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.	Indenture
     The Company issued the Securities under an Indenture dated as of March 22, 2010 (“Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.
     The Securities are senior secured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of the Indenture. The Initial Securities issued as part of the Units on the Issue Date, any Additional Securities and all Exchange Securities or Private Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture. The Indenture contains certain covenants that limit the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness; pay dividends or distributions on, or redeem or repurchase Capital Stock; make Investments; issue or sell Capital Stock of Restricted Subsidiaries; engage in transactions with Affiliates; change its line of business; create certain Liens on assets; transfer or sell assets; Guarantee Indebtedness; restrict dividends or other payments of Restricted Subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its Restricted Subsidiaries; and engage in sale/ leaseback transactions. These covenants are subject to important exceptions and qualifications.
5.	Optional Redemption
     Except as set forth below, the Company shall not be entitled to redeem the Securities at its option prior to April 1, 2013.
     On and after April 1, 2013, the Company shall be entitled at its option to redeem all or a portion of the Securities from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Redemption
Period	Price
April 1, 2013 to September 30, 2013	105.0%
October 1, 2013 to March 31, 2014	103.0%
April 1, 2014 to Maturity	100.0%
     In addition, at any time prior to April 1, 2013, the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 112.000%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that (1) at least 65% of the aggregate principal amount of Securities (which includes Additional Securities, if any) remains outstanding immediately after the occurrence of each such redemption (other than Securities held, directly or indirectly, by any Affiliate of the Company); and (2) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.
     Prior to April 1, 2013, the Company shall be entitled at its option to redeem all, but not less than all, of the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

     In addition, not more than once in any twelve-month period prior to April 1, 2013, the Company shall be entitled at its option to redeem up to $31.0 million in principal amount of the Securities at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.
6.	Notice of Redemption
     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions set forth in the Indenture are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.
7.	Put Provisions
     Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), provided, however, that with respect to accrued but unpaid PIK Interest to the date of repurchase, such interest shall be paid in cash at 100% of the accrued and unpaid amount thereof.
8.	Guarantee
     The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.
9.	Collateral
     The Securities will be entitled to the benefits of certain collateral pledged for the benefit of the Holders pursuant to the terms of the Security Documents, subject to the rights of holders of certain Indebtedness secured by Priority Liens. Reference is hereby made to the Security Documents and the Intercreditor Agreement for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Company, the Subsidiary Guarantors, the Collateral Agent, the Trustee and the Holders. The Company agrees, and each Holder by accepting a Security agrees, to the provisions contained in the Security Documents and the Indenture and authorizes the Collateral Agent and the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.
10.	Denominations; Transfer; Exchange
     The Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000; provided, however, that Securities may be issuable in denominations or multiples of less than $1,000 to the extent necessary to accommodate book-entry positions that have been created in denominations or multiples of less than $1,000 by the Depository Trust Company (“DTC”). A Holder may transfer or exchange Securities in accordance with the Indenture and the restrictions set forth in the Securities. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.
11.	Persons Deemed Owners
     The registered Holder of this Security may be treated as the owner of it for all purposes.
12.	Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13.	Discharge and Defeasance
     Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations and the obligations of the Subsidiary Guarantors under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
14.	Amendment, Waiver
     Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Security Documents and the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities and (b) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee shall be entitled to amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of a definitive note in registered certificated form, or to add guarantees with respect to the Securities, including Subsidiary Guarantees, or to secure the Securities, or to add additional covenants or surrender rights and powers conferred on the Company or the Subsidiary Guarantors, or to comply with any requirement of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder, or to conform the text of the Indenture, the Security Documents or the Securities to any provision of the “Description of the Notes” Section of the

Confidential Offering Circular of the Company dated March 11, 2010, to the extent that such provision in such Section was intended by the Company to be a verbatim recitation of a provision of the Indenture, the Securities or the Subsidiary Guarantees or to make amendments to provisions of the Indenture relating to the form, authentication, transfer and legending of the Securities, or to evidence and provide for the acceptance and appointment of a successor Trustee.
15.	Defaults and Remedies
     Under the Indenture, Events of Default include (a) default for 30 days in payment of cash interest or PIK Interest on the Securities; (b) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon acceleration or otherwise, or failure by the Company to redeem or purchase Securities when required; (c) failure by the Company or any Subsidiary Guarantor to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary if the amount accelerated (or so unpaid) exceeds $30,000,000; (e) certain events of bankruptcy or insolvency with respect to the Company, the Subsidiary Guarantors and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $30,000,000; (g) cessation of the full force and effect of any Subsidiary Guaranty, except as permitted by the Indenture, or a Subsidiary Guarantor’s denial or disaffirmation of its obligations under its Subsidiary Guaranty; and (h) the invalidity or unenforceability of material security interests purported to be created under any Security Document. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture, the Security Documents or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
16.	Trustee Dealings with the Company
     Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others
     A director, officer, employee, incorporator or stockholder, as such, of the Company, any Subsidiary Guarantor or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
18.	Authentication
     This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
19.	Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.	CUSIP Numbers
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.	Holders’ Compliance with Registration Rights Agreement.
     Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.
22.	Governing Law.
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
Alion Science and Technology
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102

Attention: General Counsel

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.
In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the earliest date that is no less than two years after the Issue Date and on which all such Securities (except for Securities held by an affiliate of the Company) are no longer subject to any restrictions on transfer under the Securities Act including those pursuant to Rule 144, the undersigned confirms that such Securities are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
     to the Company; or
(1)	pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(4)	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

(5)	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
     The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this
Global Security (including for PIK Payments) have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Security purchased by the Company pursuant to Section 4.06 or 4.09 of the Indenture, check the box: ☐
     If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.06 or 4.09 of the Indenture, state the amount in principal amount: $___

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

(Signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.